BBQ Holdings, Inc. Reports Results for First  Quarter of Fiscal Year 2020

MINNEAPOLIS, May 13, 2020 –  BBQ Holdings, Inc. (NASDAQ: BBQ) (the “Company”),  an innovating global owner and operator of restaurants, today reported financial results for the first fiscal quarter ended March 29, 2020.  Note: The First Quarter results were affected by the COVID-19 pandemic as well as federal and state level mandates requiring stores to convert to To-go only business.

First Quarter 2020 Highlights:

•	Company-owned Famous Dave’s same store net sales decreased 6.8%.
•	Prior to the closure of our dining rooms mid-March same store net sales increased 3.0%.
•	Franchise-operated same store net sales decreased 13.1%.
•	Prior to the closure of dining rooms, Famous Dave’s franchise-operated same store net sales decreased $2.0%.
•	Same store To-go sales increased 8.4% at Company-owned Famous Dave’s restaurants.
•	Closed the Granite City Food & Brewery acquisition on March 9, 2020.
•	Net Income of $13.7 million, driven by a one-time gain on the bargain purchase acquisition of Granite City restaurants.
•	Adjusted EBITDA, a non-GAAP measure was ($457,000).

Executive Comments

Jeff Crivello, CEO, commented, “During the first two periods of the quarter, we made big improvements to restaurant-level labor and food costs.  During the third period, we acquired 18 Granite City Food & Brewery restaurants, and shortly thereafter, were forced to comply with government mandated closures of all dining rooms.  As a result of the dining room closures, we made the heart-wrenching decision to furlough roughly 85% of our workforce and shift our focus to cash management and executing to-go only.  I couldn’t be prouder of the way the team came together and worked tirelessly to adapt.  We leveraged our deep off- premise knowledge pool and found new solutions for delivering great food to the communities we love.

We appreciate the landlords and vendors who have been flexible and compassionate as we all navigate these new waters.  Most of all, I appreciate our team members who continue to come to work in the restaurants each day. I am anxious to recall our furloughed employees as stores begin to open for full dine-in service across the U.S.  Sanitation has always been our top priority, and we have further evolved our protocols as dining rooms reopen.  We are hopeful that many of the lessons learned will be a positive factor for all our brands as we move forward.

Throughout April we continued to improve our off- premise-only business model in all bands, and find all potential sources of revenue and efficiencies.”

Key Operating Metrics

	Three Months Ended
	March 29, 2020	March 31, 2019
Restaurant count:
Franchise-operated	95	117
Company-owned	50	21
Total	145	138
Same store net restaurant sales %:
Franchise-operated, domestic	(12.7)%	—%
Franchise-operated, international	(26.1)%	(28.0)%
Franchise-operated total	(13.1)%	(1.0)%
Company-owned	(6.8)%	1.3%
Total	(12.3)%	(0.7)%

(in thousands, expect per share data)

System-wide restaurant sales(1)	$69,912	$82,739

Net income attributable to shareholders	$13,707	$82
Adjusted net income attributable to shareholders(2)	(838)	620

Net income attributable to shareholders, per diluted share	$1.49	$0.01
Adjusted net income attributable to shareholders, per diluted share(2)	(0.09)	0.07

Adjusted EBITDA(2)	$(457)	$1,030

(1)

System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.

(2)

Adjusted net income (loss) from continuing operations and adjusted EBITDA are non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables.  See “Non-GAAP Reconciliation.”

First Quarter 2020 Review

Total revenue for the first quarter of 2020 was $23.5 million, up 65.4% from the first quarter of 2019. The increase in year-over-year restaurant net sales for the quarter ended March 29, 2020 was driven primarily by the addition of 13 Company-owned Famous Dave’s restaurants, 18 Granite City restaurants and a Clark Crew BBQ and Real Urban Barbecue restaurant.

On a weighted basis, Company-owned Famous Dave’s same store net sales for our To-Go and Catering lines of business increased 8.4% and 0.1%, respectively, in the first quarter of fiscal 2020 as compared to the prior year period, offset by a decrease in of 18.4% in net Dine-In sales due to the closure of in-store dining in response to the COVID-19 pandemic.

Restaurant-level operating margin, as a percentage of restaurant net sales, for Company-owned restaurants was (2.0)% in the first quarter of fiscal 2020 compared to (1.7)% in the first quarter of fiscal 2019. This decline in restaurant-level operating margin was primarily a result of acquisitions of new stores and the decline in same store sales in the first quarter of 2020.

General and administrative expenses for the quarter ended March 29, 2020 and March 31, 2019 represented approximately 12.9% and 17.7% of total revenues, respectively. While as a percentage of revenues general and administrative expenses decreased year over year, we incurred additional expenditures for acquisition costs and ongoing oversite of our new restaurants.

Net income attributable to shareholders was approximately $13.7 million, or $1.50 per share, in the first quarter of fiscal 2020 compared to $82,000, or $0.01 per share, in the first quarter of fiscal 2019.  Adjusted net loss attributable to shareholders, a non-GAAP measure, was approximately $838,000, or $0.09 per share, compared to adjusted net income attributable to shareholders of approximately $620,000, or $0.07 per share, in the first quarter of fiscal 2019. A reconciliation between adjusted net income attributable to shareholders and its most directly comparable GAAP measure is included in the accompanying financial tables.

About BBQ Holdings

BBQ Holdings, Inc. (NASDAQ: BBQ) BBQ Holdings is a national restaurant company engaged in the ownership and operation of casual and fast dining restaurants.  As of May 13, 2020, BBQ Holdings had four brands with 145 overall locations in 33 states and three countries, including 50 company-owned and 95 franchise-operated restaurants. While BBQ Holdings continues to diversify its ownership in the restaurant community, it was founded with the principle of combining the “art and science” of barbecue to serve up the very best of the best to barbecue lovers everywhere. BBQ Holdings, through partnerships, has extended Travis Clark’s award-winning line of barbecue sauces, rubs and seasonings into the retail market. Along with a wide variety of BBQ favorites served at their BBQ restaurants, BBQ Holdings newest addition, Granite City Food and Brewery, offers award winning craft beer and a made-from-scratch, chef driven menu featuring contemporary American cuisine.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net income attributable to shareholders is net income attributable to shareholders, plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs, and the related tax impact. This number is divided by the weighted-average number of diluted shares of common stock outstanding during each period presented to arrive at adjusted net income, per share. Adjusted EBITDA is net income (loss), plus asset impairment, estimated lease termination charges and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance, acquisition costs and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings, the timing of refreshes and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from the Company’s expectation include the impact of the COVID-19 virus pandemic, financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:Jeff Crivello – Chief Executive Officer
952-294-1300

Darrow Associates, Inc.
Peter Seltzberg – Managing Director
516-419-9915
pseltzberg@darrowir.com

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 29, 2020	March 31, 2019
Revenue:
Restaurant sales, net	$20,318	$10,314
Franchise royalty and fee revenue	2,524	3,204
Franchisee national advertising fund contributions	282	409
Licensing and other revenue	346	266
Total revenue	23,470	14,193

Costs and expenses:
Food and beverage costs	6,754	3,360
Labor and benefits costs	7,721	3,957
Operating expenses	6,241	3,169
Depreciation and amortization expenses	1,045	264
General and administrative expenses	3,032	2,517
National advertising fund expenses	282	409
Asset impairment, estimated lease termination charges and other closing costs, net	173	407
Pre-opening expenses	25	—
Gain on disposal of property, net	(477)	(6)
Total costs and expenses	24,796	14,077

(Loss) income from operations	(1,326)	116

Other income (expense):
Interest expense	(210)	(71)
Interest income	134	54
Gain on bargain purchase	14,364	—
Total other income (expense)	14,288	(17)

Income before income taxes	12,962	99

Income tax benefit (expense)	349	(17)

Net income	13,311	82
Net loss attributable to non-controlling interest	396	—
Net income attributable to shareholders	$13,707	$82

Income per common share:
Basic net income per share attributable to shareholders	$1.50	$0.01
Diluted net income per share attributable to shareholders	$1.49	$0.01
Weighted average shares outstanding - basic	9,121	9,085
Weighted average shares outstanding - diluted	9,202	9,189

BBQ HOLDINGS, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	March 29, 2020	March 31, 2019
Food and beverage costs(1)	33.2%	32.6%
Labor and benefits costs(1)	38.0%	38.4%
Operating expenses(1)	30.7%	30.7%
Restaurant level operating margin(1)(3)	(2.0)%	(1.7)%
Depreciation and amortization expenses(2)	4.5%	1.9%
General and administrative expenses(2)	12.9%	17.7%
(Loss) income from operations(2)	(5.6)%	0.8%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share data)

(unaudited)

ASSETS
Current assets:	March 29, 2020	December 29, 2019
Cash and cash equivalents	$8,013	$5,325
Restricted cash	971	761
Accounts receivable, net of allowance for doubtful accounts of $176,000 and $132,000, respectively	5,099	4,379
Inventories	2,434	1,346
Prepaid income taxes and income taxes receivable	264	264
Prepaid expenses and other current assets	1,210	1,356
Assets held for sale	2,842	2,842
Total current assets	20,833	16,273

Property, equipment and leasehold improvements, net	37,466	19,756

Other assets:
Operating lease right-of-use assets	71,930	25,962
Goodwill	690	640
Intangible assets, net	10,458	2,213
Deferred tax asset, net	1,610	6,646
Other assets	1,590	1,591
	$144,577	$73,081

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,097	$3,967
Current portion of lease liabilities	6,989	4,230
Current portion of long-term debt and financing lease obligations	2,020	616
Accrued compensation and benefits	1,360	2,694
Other current liabilities	8,217	4,975
Total current liabilities	25,683	16,482

Long-term liabilities:
Lease liabilities, less current portion	69,505	26,957
Long-term debt, less current portion	12,922	6,258
Other liabilities	1,245	1,610
Total liabilities	109,355	51,307

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 9,282 and 9,272 shares issued and outstanding at March 29, 2020 and December 29, 2019, respectively	93	93
Additional paid-in capital	7,993	7,856
Retained earnings	28,130	14,423
Total shareholders’ equity	36,216	22,372
Non-controlling interest	(994)	(598)
Total equity	35,222	21,774
	$144,577	$73,081

BBQ HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

(unaudited)

	Three Months Ended
	March 29, 2020	March 31, 2019
Cash flows from operating activities:
Net income	$13,311	$82
Adjustments to reconcile net income to cash flows provided by operations:
Depreciation and amortization	1,045	264
Stock-based compensation	137	83
Net gain on disposal	(477)	(6)
Asset impairment, estimated lease termination charges and other closing costs (gain), net	—	386
Gain on bargain purchase	(14,364)	—
Deferred income taxes	(399)	—
Other non-cash items	(19)	33
Changes in operating assets and liabilities:
Accounts receivable, net	(720)	764
Other assets	781	53
Accounts payable	3,130	(9)
Accrued and other liabilities	(2,687)	(24)
Cash flows (used for) provided by operating activities	(262)	1,626

Cash flows from investing activities:
Proceeds from the sale of assets	—	6
Purchases of property, equipment and leasehold improvements	(949)	(221)
Payments for acquired restaurants	(3,969)	(3,841)
Advances on notes receivable	—	(150)
Payments received on note receivable	12	—
Cash flows used for investing activities	(4,906)	(4,206)

Cash flows from financing activities:
Proceeds from long-term debt	8,101	—
Payments for debt issuance costs	(35)	(15)
Payments on long-term debt and financing lease obligations	—	(137)
Cash provided by (used for) financing activities	8,066	(152)

Increase (decrease) in cash, cash equivalents and restricted cash	2,898	(2,732)
Cash, cash equivalents and restricted cash, beginning of period	6,086	12,440
Cash, cash equivalents and restricted cash, end of period	$8,984	$9,708

BBQ HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended
(dollars in thousands)	March 29, 2020	March 31, 2019
Net income attributable to shareholders	$13,707	$82
Asset impairment and estimated lease termination charges and other closing costs	173	407
Net gain on disposal of equipment	(477)	(6)
Stock-based compensation	137	83
Acquisition costs	(62)	163
Pre-opening costs	25	—
Severance	28	3
Gain on bargain purchase	(14,364)	—
Tax adjustment	(5)	(112)
Adjusted net income	$(838)	$620
Basic adjusted net income per common share	$(0.09)	$0.07
Diluted adjusted net income per common share	$(0.09)	$0.07

Weighted average common share outstanding - basic	9,121	9,085
Weighted average common share outstanding - diluted	9,202	9,189

Net income	$13,311	$82
Asset impairment and estimated lease termination charges and other closing costs	173	407
Depreciation and amortization	1,045	264
Interest expense, net	76	17
Net (gain) loss on disposal of equipment	(477)	(6)
Stock-based compensation	137	83
Acquisition costs	(62)	163
Pre-opening costs	25	—
Severance	28	3
Gain on bargain purchase	(14,364)
Provision for income taxes	(349)	17
Adjusted EBITDA	$(457)	$1,030